Exhibit 3

EXECUTION VERSION

ESCROW AGREEMENT

This Escrow Agreement, dated this 31st day of May, 2017 (the “Escrow Agreement”), is entered into by and among Cowen CV Acquisition LLC, a Delaware limited liability company (the “Purchaser”), ConvergEx Holdings, LLC, a Delaware limited liability company (the “Seller” and, together with the Purchaser, the “Parties”), and Wilmington Trust N.A., as escrow agent (“Escrow Agent”).

RECITALS

A. The Purchaser, the Seller, Cowen Group, Inc. (n/k/a Cowen Inc.) (“Parent”) and the other parties signatory thereto have entered into that certain Securities Purchase Agreement, dated as of April 2, 2017 (the “Purchase Agreement”), pursuant to which the Purchaser shall acquire from the Seller all of the issued and outstanding equity securities of ConvergEx Group, LLC, a Delaware limited liability company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

B. Section 2.03 of the Purchase Agreement provides that the Purchaser shall deliver to the Escrow Agent (i) the Adjustment Escrow Amount (consisting of $1,000,000 and 66,424 shares of Class A Common Stock), to be held in a separate account (the “Adjustment Escrow Account”) by the Escrow Agent, (ii) the Indemnity Escrow Amount (consisting of $8,730,000 and 579,882 shares of Class A Common Stock), to be held in a separate account (the “Indemnity Escrow Account”) by the Escrow Agent and (iii) the Tax Indemnity Escrow Amount (consisting of $1,500,000 and 99,636 shares of Class A Common Stock), to be held in a separate account (the “Tax Indemnity Escrow Account” and, together with the Adjustment Escrow Account and the Indemnity Escrow Account, the “Escrow Accounts” and each, an “Escrow Account”) by the Escrow Agent and, in each case, to be disbursed by the Escrow Agent solely for the purposes of and in accordance with the terms of the Purchase Agreement and this Escrow Agreement.

C. This Escrow Agreement and the Escrow Property (as defined below) are intended for use as set forth in the Purchase Agreement and this Escrow Agreement.

D. The basis for claims by or against the Purchaser and the Seller, and any limitations thereon, shall be governed by the Purchase Agreement, which, as between the Purchaser and the Seller, shall be controlling for all purposes of this Escrow Agreement to the extent inconsistent with any provisions hereof.

E. Schedule I to this Agreement sets forth the wire transfer instructions for Purchaser, Seller and Agency Brokerage Holdings, LLC, a Delaware limited liability company (“BNY”).

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1 Appointment of Escrow Agent. The Purchaser and the Seller hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in this Escrow Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Escrow Agreement.

Section 1.2 Receipt of Escrow Property.

(a) Deposit of Cash Amounts. On the date of this Agreement, the Purchaser shall deposit (or cause to be deposited) (i) the Adjustment Escrow Cash Amount into the Adjustment Escrow Account, (ii) the Indemnity Escrow Cash Amount into the Indemnity Escrow Account and (iii) the Tax Indemnity Escrow Cash Amount into the Tax Indemnity Escrow Account, in each case, by wire transfer of immediately available funds (such amounts, as may later be reduced by distributions made hereunder and increased by any dividends, investment earnings and income thereon, the “Cash Escrow Property”).

(b) Deposit of Stock Amounts. On the date that is two (2) Business Days following June 1, 2017, the Purchaser shall deposit (or cause to be deposited) (i) the Adjustment Escrow Stock Amount into the Adjustment Escrow Account, (ii) the Indemnity Escrow Stock Amount into the Indemnity Escrow Account and (iii) the Tax Indemnity Escrow Stock Amount into the Tax Indemnity Escrow Account, which, in each case, shall be issued in book-entry form and thus shall be registered in the name of the Escrow Agent, as Escrow Agent for the benefit of the Seller or BNY, as applicable, under this Escrow Agreement (such amounts, as may later be reduced by distributions made hereunder and increased by any dividends, investment earnings and income thereon, the “Stock Escrow Property” and, together with the Cash Escrow Property, the “Escrow Property”). The Parent’s transfer agent shall provide the Escrow Agent with a physical transfer statement reflecting the specific number of shares held, pursuant to each sub-account. The Escrow Agent shall have no duty or responsibility to price the Stock Escrow Property held in escrow. Any shares of Class A Common Stock or other securities of the Purchaser distributable or issuable (whether by way of dividend, stock split, subdivision, combination, reclassification or otherwise) to the Seller or BNY, as applicable, while the Escrow Agent holds any Stock Escrow Property hereunder, shall be delivered to the Escrow Agent and shall for all purposes constitute Stock Escrow Property hereunder and shall be directly deposited with the Escrow Agent to be held in accordance with the terms of this Escrow Agreement. In the event that the Stock Escrow Property is exchanged for or converted into any cash, securities, any additional form of consideration or any combination thereof as the result of a merger, consolidation, reorganization or similar transaction, the consideration paid with respect to each share of the Stock Escrow Property, whether in cash, securities, any additional form of consideration or any combination thereof, shall become part of the Escrow Property and shall be directly deposited with the Escrow Agent to be held in accordance with the terms of this Escrow Agreement; provided that any such consideration paid with respect to the BNY Stock Property shall become part of the BNY Stock Property. If Parent’s transfer agent issues any certificate that constitutes Stock Escrow Property to be held in escrow in accordance with this Escrow Agreement, the Purchaser shall cause such transfer agent to deposit such certificate with the Escrow Agent and the Purchaser shall at the same time send written notice to the Escrow Agent identifying any such certificate as Stock Escrow Property being delivered pursuant to this Section 1.2(b).

(c) Separate Accounts.

(i) $583,809.68 of the Adjustment Escrow Cash Amount (the “Adjustment Escrow Cash Property”) and 38,779 shares of Class A Common Stock of the Adjustment Escrow Stock Amount (the “Adjustment Escrow Stock Property”) shall be held in an account (the “Adjustment Escrow Account”) separate from the BNY Adjustment Escrow Account.

(ii) $416,190.32 of the Adjustment Escrow Cash Amount (the “BNY Adjustment Escrow Cash Property”) and 27,645 shares of Class A Common Stock of the Adjustment Escrow Stock Amount (the “BNY Adjustment Escrow Stock Property”) shall be held in an account (the “BNY Adjustment Escrow Account”) separate from the Adjustment Escrow Account, for the benefit of BNY.

(iii) $5,096,658.46 of the Indemnity Escrow Cash Amount (the “Indemnity Escrow Cash Property”) and 338,541 shares of Class A Common Stock of the Indemnity Escrow Stock Amount (the “Indemnity Escrow Stock Property”) shall be held in an account (the “Indemnity Escrow Account”) separate from the BNY Indemnity Escrow Account.

(iv) $3,633,341.54 of the Indemnity Escrow Cash Amount (the “BNY Indemnity Escrow Cash Property”) and 241,341 shares of Class A Common Stock of the Indemnity Escrow Stock Amount (the “BNY Indemnity Escrow Stock Property”) shall be held in an account (the “BNY Indemnity Escrow Account”) separate from the Indemnity Escrow Account, for the benefit of BNY.

(v) $875,714.51 of the Tax Indemnity Escrow Cash Amount (the “Tax Indemnity Escrow Cash Property”) and 58,168 shares of Class A Common Stock of the Tax Indemnity Escrow Stock Amount (the “Tax Indemnity Escrow Stock Property”) shall be held in an account (the “Tax Indemnity Escrow Account”) separate from the BNY Tax Indemnity Escrow Account.

(vi) $624,285.49 of the Tax Indemnity Escrow Cash Amount (the “BNY Tax Indemnity Escrow Cash Property” and, together with the BNY Adjustment Escrow Cash Property and the BNY Indemnity Escrow Cash Property, the “BNY Cash Property”) and 41,468 shares of Class A Common Stock of the Tax Indemnity Escrow Stock Amount (the “BNY Tax Indemnity Escrow Stock Property” and, together with the BNY Adjustment Escrow Stock Property and the BNY Indemnity Escrow Stock Property, the “BNY Stock Property”) shall be held in an account (the “BNY Tax Indemnity Escrow Account”) separate from the Tax Indemnity Escrow Account, for the benefit of BNY.

(vii) Notwithstanding anything to the contrary in this Agreement or the Purchase Agreement, any BNY Cash Property or BNY Stock Property distributable or issuable pursuant to the Purchase Agreement or this Agreement shall not be distributed or issued to the Seller and shall instead be distributed or issued to BNY.

Section 1.3 Investments of the Cash Escrow Property.

(a) The Escrow Agent shall invest the Cash Escrow Property, including any and all interest and investment income, in accordance with the joint written instructions provided to the Escrow Agent and signed by the Purchaser and the Seller. In the absence of joint written investment instructions from the Purchaser and the Seller, the Escrow Agent shall deposit and invest the Cash Escrow Property, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, or such similar or successor fund or account offered by the Escrow Agent, which is further described herein on Exhibit A. Any investment earnings and income on the Cash Escrow Property shall become part of the Cash Escrow Property, and shall be disbursed in accordance with Section 1.5 of this Escrow Agreement; provided that any such earnings and income on the BNY Cash Escrow Property with respect to the BNY Cash Property shall become part of the BNY Cash Property. The Escrow Agent shall maintain and deliver to the Purchaser and the Seller copies of a record of account for the Cash Escrow Property, which may be in the form of standard monthly bank statements.

(b) Subject to Section 1.3(a) hereof, the Escrow Agent is hereby authorized and directed to sell or redeem any such investments with respect to the Cash Escrow Property as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to, and in accordance with, this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent shall have no authority to invest the Cash Escrow Property in any other obligations or investments except as provided in this Section 1.3. Although the Parties recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Parties hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. For the avoidance of doubt, this Section 1.3 shall not apply to the Stock Escrow Property.

Section 1.4 Certain Rights of the Seller. Notwithstanding any other provision herein and for so long as the Stock Escrow Property remains in the Escrow Property, neither the Seller nor the Purchaser (nor, for the avoidance of doubt, BNY) shall have the right to vote any shares of Class A Common Stock or other securities constituting the Stock Escrow Property until such Stock Escrow Property is disbursed in accordance with the terms of this Escrow Agreement. At no time and under no circumstances will Escrow Agent have the right to vote any shares of Class A Common Stock held in escrow as Stock Escrow Property.

Section 1.5 Disbursements. Except as otherwise set forth in Section 1.6, the Escrow Property shall only be distributed and released as follows:

(a) Promptly (and in any event within two (2) Business Days) following the final determination of the Final Adjusted Purchase Price in accordance with the Purchase Agreement, if the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price (such shortfall amount, the “Shortfall Amount”), then the Purchaser and the Seller shall deliver to the Escrow Agent an Adjustment Joint Written Instruction directing the Escrow Agent to disburse to the Purchaser an amount equal to such Shortfall Amount from the Adjustment Escrow Account, and, if the amount in the Adjustment Escrow Account is insufficient to satisfy such obligation in full, from the Indemnity Escrow Account, in each case in accordance with Section 3.01(d)(i) of the Purchase Agreement. If the Shortfall Amount is less than the Adjustment Escrow Amount (such difference, “Remaining Adjustment Escrow Amount”), then the Purchaser and the Seller will deliver to the Escrow Agent an Adjustment Joint Written Instruction directing the Escrow Agent to pay to the Seller and BNY the Remaining Adjustment Escrow Amount in accordance with Section 3.01(d)(iii) of the Purchase Agreement and Section 1.5(i) of this Escrow Agreement.

(b) Promptly (and in any event within two (2) Business Days) following the final determination of the Final Adjusted Purchase Price in accordance with the Purchase Agreement, if the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, then the Purchaser and the Seller will deliver to the Escrow Agent a joint written instruction (an “Adjustment Joint Written Instruction”) directing the Escrow Agent to pay to the Seller and BNY the amounts remaining in the Adjustment Escrow Account in accordance with Section 3.01(d)(iii) of the Purchase Agreement and Section 1.5(i) of this Escrow Agreement.

(c) Within two (2) Business Days after the Escrow Agent’s receipt of either (i) a joint written instruction executed by the Purchaser and the Seller with respect to the Indemnity Escrow Amount (an “Indemnity Joint Written Instruction”), or (ii) the Escrow Agent’s receipt of a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction directing the Escrow Agent to pay an amount to the Purchaser or the Seller and BNY from the Indemnity Escrow Account (an “Indemnity Final Judgement”), the Escrow Agent shall distribute, as directed by such Indemnity Joint Written Instruction or such Indemnity Final Judgement, the Indemnity Escrow Amount from the Indemnity Escrow Account in accordance with Section 1.5(i) of this Escrow Agreement. The Escrow Agent shall receive and may conclusively rely upon an opinion of its own counsel to the effect that any such Indemnity Final Judgement is final, non-appealable and from a court or other judicial body of competent jurisdiction.

(d) Within two (2) Business Days after the Escrow Agent’s receipt of either (i) a joint written instruction executed by the Purchaser and the Seller with respect to the Tax Indemnity Escrow Amount (a “Tax Indemnity Joint Written Instruction”), or (ii) the Escrow Agent’s receipt of a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction directing the Escrow Agent to pay an amount to the Purchaser or the Seller and BNY from the Tax Indemnity Escrow Account (a “Tax Indemnity Final Judgement”), the Escrow Agent shall distribute, as directed by such Tax Indemnity Joint Written Instruction or such Tax Indemnity Final Judgement, the Tax Indemnity Escrow Amount from the Tax

Indemnity Escrow Account in accordance with Section 1.5(i) of this Escrow Agreement. The Escrow Agent shall receive and may conclusively rely upon an opinion of its own counsel to the effect that any such Tax Indemnity Final Judgement is final, non-appealable and from a court or other judicial body of competent jurisdiction.

(e) In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the relevant Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay to the Escrow Agent upon written request the amount so paid to it and the Escrow Agent shall further hold or distribute such amount in accordance with the terms of this Escrow Agreement.

(f) The Escrow Agent shall, in its sole discretion, comply with final, non-appealable judgments, orders or decrees of a court of competent jurisdiction with respect to the Escrow Property, including without limitation any attachment, levy or garnishment, without any obligation to determine such court’s jurisdiction on the matter, and in accordance with its normal business practices. If the Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any Party or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(g) In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by email, telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party in accordance with the requirements of Exhibit B-1 and Exhibit B-2 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

(h) The Escrow Agent will furnish monthly statements to the Parties and BNY setting forth the activity in the Escrow Accounts.

(i) Other than pursuant to the terms expressly set forth herein, the Escrow Agent shall make such distributions of the Escrow Property to the Purchaser, the Seller or BNY, as the case may be, only as shall be specified in, and in any event in accordance with, (i) any applicable Joint Written Instruction delivered to the Escrow Agent, or (ii) any applicable Indemnity Final Judgement or Tax Indemnity Final Judgement. Each such distribution shall be made (A) in the proportion of Cash Escrow Property and Stock Escrow Property and (B) in accordance with the delivery instructions set forth in such Joint Written Instruction or Final Judgement and shall provide such instructions and direction to Parent’s transfer agent in respect of any Stock Escrow Property to be distributed as set forth therein; provided that no portion of the BNY Stock Property shall be distributed to the Seller and shall instead be distributed to BNY, as shall be set forth in the applicable Joint Written Instruction or Final Judgement.

(j) The Escrow Agent is not the stock transfer agent for the Stock Escrow Property. Accordingly, whenever a distribution of a number of shares of Class A Common Stock is to be made, the Escrow Agent’s sole responsibility is to request the appropriate number of shares of Class A Common Stock from the Parent’s transfer agent, by delivering to it the appropriate direction letter. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Stock Escrow Property to the Person entitled to it when the Escrow Agent has delivered such direction letter to the transfer agent with instructions to transfer such Stock Escrow Property representing the appropriate number of shares of Class A Common Stock to the appropriate Person. Following Escrow Agent’s delivery of such direction letter to the transfer agent, any Person entitled to Stock Escrow Property shall consult directly with the transfer agent regarding any delay or problem with delivery of Stock Escrow Property to such Person. Distributions of Stock Escrow Property shall be made to the holders at the instructions set forth in the applicable Joint Written Instruction. Whenever a distribution unrelated to a Claim Notice is to be made, distributions shall be made to the holders at the instructions set forth in the applicable Joint Written Instruction.

Section 1.6 Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall be reported as having been earned by the Purchaser, whether or not such income was disbursed to the Purchaser during the relevant tax period. Following the end of each calendar quarter and immediately prior to the final distribution (in accordance with Joint Written Instructions provided to the Escrow Agent in connection with such final distribution and signed by the Purchaser and the Seller) of the Escrow Property (the “Distribution Date”), the Escrow Agent shall distribute to the Purchaser 40% of all interest or other income earned from the investment of the Escrow Property during such calendar quarter, or, if applicable, the period beginning on the first day of the calendar year that includes the Distribution Date and ending on the Distribution Date.

(b) The Parties agree that the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property. The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the Escrow Property for purposes of performing tax reporting. With respect to any other payments made under this Escrow Agreement, the Escrow Agent shall not be deemed the payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Parties.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow

Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence, or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.6(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.7 Termination. Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Section 1.6(c), Section 3.1 and Section 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

SECTION 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement (including without limitation the Purchase Agreement), instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable out of pocket fees, expenses and other costs paid to such outside counsel and/or professionals in accordance with, and for the purposes of, this Escrow Agreement. The Escrow Agent may, subject to the terms of the Escrow Agreement, perform any and all duties through its agents, representatives, attorneys, custodian and/or nominees.

Section 2.3 Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns, provided that such direction or consent is made jointly by the Parties in writing (provided such direction or consent is otherwise in accordance with the requirements of Exhibit B-1 and Exhibit B-2 hereto). The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority (provided such paper or document is otherwise in accordance with the requirements of Exhibit B-1 and Exhibit B-2 hereto). Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties. Notwithstanding the foregoing, by execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement, except to the extent such liability is directly caused by the Escrow Agent’s gross negligence or willful misconduct.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. The Purchaser, on the one hand, and the Seller, on the other hand, severally and jointly hereby each agree, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against fifty percent (50%) of any and all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Accounts, except to the extent the same shall be directly caused by Escrow Agent’s (or any of the other Indemnified Parties’) gross negligence or willful misconduct. Without limiting the foregoing, the Parties severally and not jointly hereby each agree to indemnify the Indemnified Parties, and hold the Indemnified Parties harmless from any and against any and all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, reasonable attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of taking any form of direction from the Parties under this Escrow Agreement, except to the extent the same shall be directly caused by Escrow Agent’s (or any of the other Indemnified Parties’) gross negligence or willful misconduct. The terms of this paragraph shall survive termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

Section 3.2 Limitation of Liability. the Escrow Agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the Escrow Agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. Subject to the terms hereof, the Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled under this Escrow Agreement through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid one half (1/2) by the Purchaser, on the one hand, and one half (1/2) by the Seller, on the other hand. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order or arbitration decision, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such written agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 No Financial Obligation. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld); provided, that the Purchaser, upon written notice to the Escrow Agent, may assign its rights and obligations to an Affiliate of Purchaser; provided, further, that Purchaser nonetheless shall remain responsible for all of its obligations hereunder.

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by electronic mail (with hard copy to follow), (iii) by facsimile transmission with written confirmation of receipt, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Seller:

ConvergEx Holdings LLC.

c/o GTCR LLC

300 North LaSalle Street

Chicago, IL 60654

Attn:	Constantine S. Mihas

Collin E. Roche

Email:	cmihas@gtcr.com

croche@gtcr.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	Sanford E. Perl, P.C.

Michael H. Weed, P.C.

Email:	sperl@kirkland.com

mweed@kirkland.com

If to the Purchaser:

Cowen CV Acquisition LLC

c/o Cowen Inc.

599 Lexington Ave., 20th Floor

New York, NY 10022

Attn:	John Holmes

Owen Littman

Email:	john.holmes@cowen.com

owen.littman@cowen.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:	David K. Boston

Manuel A. Miranda

Email:	dboston@willkie.com

mmiranda@willkie.com

If to Parent’s Transfer Agent:

Computershare Inc.

150 Royall Street,

Canton, MA 02021

Attn:	Douglas Ives
Email:	douglas.ives@computershare.com

If to the Escrow Agent:

Wilmington Trust, N.A.

Corporate Client Services

10 S. Riverside Plaza, Suite 875

Chicago, IL 60606

Email:	tmartin@wilmingtontrust.com
Attn:	Timothy P. Martin
Fax:	(312) 474-6099

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5 Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property, except for, as between the Purchaser and the Seller, the Purchase Agreement. This Escrow Agreement shall not, and shall not be deemed to, constitute an amendment, modification or waiver of the Purchase Agreement or any of the terms thereof.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

Section 4.11 Security Procedure for Funds Transfer. The Escrow Agent shall confirm each funds transfer instruction received in the name of Parties by confirming with an authorized individual as evidenced in Exhibit B-1 and Exhibit B-2. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only in writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PURCHASER:

COWEN CV ACQUISITION LLC.

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	General Counsel and Secretary

SELLER:

CONVERGEX HOLDINGS, LLC

By:	/s/ Eric Noll
Name:	Eric Noll
Title:	Chief Executive Officer

ESCROW AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Timothy P. Martin
Name:	Timothy P. Martin
Title:	Vice President

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as the Purchaser and the Seller shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

The Purchaser and the Seller acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

The Purchaser and the Seller acknowledge that they have full power to direct investments of the Account.

The Purchaser and the Seller understand that they may jointly change this direction at any time and that it shall continue in effect until revoked or modified by written notice signed by the Purchaser and the Seller to Escrow Agent.

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF BUYER

Cowen CV Acquisition LLC (the “Buyer”) hereby designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Accounts established under the Agreement to which this Exhibit B-1 is attached, on behalf of the Buyer.

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT B-1

If Buyer wishes to update this Exhibit B-1, Buyer must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-1 with such changes. Any updated Exhibit B-1 shall be effective once signed by Buyer and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-1 to this Agreement.

Cowen CV Acquisition LLC

By:
Name:
Title:
Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:
Name:
Title:
Date:

EXHIBIT B-2

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF SELLER

Convergex Holdings, LLC (the “Seller”) designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Accounts established under the Agreement to which this Exhibit B-2 is attached, on behalf of the Seller.

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):
Specimen Signature:

Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT B-2

If Seller wishes to update this Exhibit B-2, Seller must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-2 with such changes. Any updated Exhibit B-2 shall be effective once signed by Seller and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-2 to this Agreement.

Convergex Holdings, LLC

By:

Name:
Title:
Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:

Name:
Title:
Date:

Exhibit C

Fees of Escrow Agent

Acceptance Fee:	$	Waived

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Annual Administration Fee:	$5,500

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: Six (6)

•	Estimated Term: 2.5 Years

•	Amount of Escrow: $11,230,000

•	Estimated number of cash transactions: 12 year

•	Investment in M&T Deposit Products or remain un-invested

Out-of-Pocket Expenses:	Billed At Cost

Schedule I

Wire Instructions

The Seller:

Bank: Bank of America

ABA No.: 026009593

Account Name: ConvergEx Holdings LLC

Account No.: 8670600919

The Purchaser:

Bank: Bank of America NA

ABA No.: 026009593

Account Name: Cowen Group Inc

Account No.: 4451199689

BNY:

Bank: BNY Mellon Bank NA

ABA No.: 043-000-261

Account Name: Mellon Holdings LLC

Account No.: 000-1186054